AMENDMENT No. 1 TO
PROMISSORY NOTE
OF
FLUOROPHARMA MEDICAL, INC.

THIS AMENDMENT NO. 1 TO PROMISSORY NOTE OF FLUOROPHARMA MEDICAL, INC. (this "Amendment"), dated as of December 22, 2016, is made by FluoroPharma Medical, Inc., a Nevada corporation (the "Company" or the "Borrower"), and Lewis Bosher (the "Lender"). The Company and the Lender are sometimes referred to individually as "Party" and collectively as the "Parties".

RECITALS

WHEREAS, the Company and the Lender entered into a Promissory Note dated as of December 22, 2016 (the "Note") pursuant to which the Company issued a promissory note to the Lender;

WHEREAS, the Company and the Lender desire to amend certain provisions of the Note, as described herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AMENDMENT

1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Note.

2. Amendment to Note.

(a) The interest rate of 10% in Section 1 (b) of the Note shall be amended to 15% from the Issued Date through the Maturity Date, provided that interest accumulated through February 28, 2017 in the amount of $1,416.64 is paid by the Company to the Lender by March 15, 2017, and subsequent monthly interest payments will be made on or before the final calendar day of the month, starting on March 31, 2017.

(b) The Maturity Date of January 31, 2017 as defined in Section 1 (a) of the Note shall be deleted and June 30, 2017 shall be substituted in lieu thereof.

3. Ratification. Except as expressly amended hereby, all of the terms, provisions and conditions of the Note are hereby ratified and confirmed in all respects by each Party hereto and, except as expressly amended hereby, are, and hereafter shall continue, in full force and effect.

4. Entire Agreement. This Amendment and the Note constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, between the Parties with respect thereto.

5. Conflicting Terms. In the event of any inconsistency or conflict between the Notes and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

6. Amendments. No amendment, supplement, modification or waiver of this Amendment shall be binding unless executed in writing by all Parties hereto.

7. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.

8. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions.

9. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Note as of the date set forth above.

COMPANY:

FLUOROPHARMA MEDICAL, INC.

By: ______________________________
Name: Thomas Tulip
Title: President

LENDER:

Lewis Bosher

By: Lewis C. Bosher
Name: Lewis Bosher
Title: PRIVATE INVESTOR

NY1382352.1
219412-10004